PG&E CORPORATION
 2014 LONG-TERM INCENTIVE PLAN
NON-ANNUAL RESTRICTED STOCK UNIT GRANT

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below.  The Restricted Stock Units have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the "LTIP").  The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the "Agreement").
Date of Grant:                                        August 17, 2015
Name of Recipient:                                                                                Geisha Williams
Recipient's Participant ID:                                                                                XXXXXXXX
Number of Restricted Stock Units:                                                                                          9,214

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement.  You are also acknowledging receipt of this Grant, the attached Agreement, and a copy of the prospectus describing the LTIP and the Restricted Stock Units dated May 12, 2014.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 30 calendar days of the date of this award at ATTN: LTIP Administrator at Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

PG&E CORPORATION
 2014 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
The LTIP and Other Agreements
This Agreement constitutes the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP.  Any prior agreements, commitments, or negotiations are superseded.  In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP shall govern.  Capitalized terms that are not defined in this Agreement are defined in the LTIP.  In the event of any conflict between the provisions of this Agreement and the PG&E Corporation Officer Severance Policy or the PG&E Corporation 2012 Officer Severance Policy, this Agreement shall govern. For purposes of this Agreement, employment with PG&E Corporation shall mean employment with any member of the Participating Company Group.

Grant of Restricted Stock Units
PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement.  The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Restricted Stock Units
As long as you remain employed with PG&E Corporation, the total number of Restricted Stock Units originally subject to this Agreement, as shown above on the cover sheet, will vest in accordance with the below vesting schedule ([collectively], the "Normal Vesting Schedule")
4,607 on August 17, 2017
4,607 on August 17, 2018
The amounts payable upon each vesting date are hereby designated separate payments for purposes of Code Section 409A.  Except as described below, all Restricted Stock Units subject to this Agreement which have not vested upon termination of your employment shall then be automatically cancelled. As set forth below, the Restricted Stock Units may vest earlier upon the occurrence of certain events.

Dividends
Restricted Stock Units will accrue Dividend Equivalents in the event cash dividends are paid with respect to PG&E Corporation common stock having a record date prior to the date on which the Restricted Stock Units are settled.  Such Dividend Equivalents will be converted into cash and paid, if at all, upon settlement of the underlying Restricted Stock Units.

Settlement
Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below.  PG&E Corporation shall issue shares as soon as practicable after the Restricted Stock Units vest in accordance with the Normal Vesting Schedule (but not later than sixty (60) days after the applicable vesting date); provided, however, that such issuance shall, if earlier, be made with respect to all of your outstanding vested Restricted Stock Units (after giving effect to the vesting provisions described below) as soon as practicable after (but not later than sixty (60) days after) the earliest to occur of your (1) Disability (as defined under Code Section 409A), (2) death or (3) "separation from service," within the meaning of Code Section 409A within 2 years following a Change in Control.

Voluntary Termination	In the event of your voluntary termination, all unvested Restricted Stock Units will be cancelled on the date of termination.

Termination for Cause
If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause, all unvested Restricted Stock Units will be cancelled on the date of termination.  In general, termination for "cause" means termination of employment because of dishonesty, a criminal offense or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause and you are an officer in Bands 1-5, any unvested Restricted Stock Units that would have vested during the period of the "Severance Multiple" under the PG&E Corporation Officer Severance Policy or the PG&E Corporation 2012 Officer Severance Policy (as applicable at the time of termination) will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement.  In the event of your involuntary termination other than for cause, if you are not an officer in Bands 1-5, any unvested Restricted Stock Units that would have vested within the 12 months following such termination had your employment continued will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement.  All other unvested Restricted Stock Units will be cancelled unless your termination of employment was in connection with a Change in Control as provided below.

Death/Disability
In the event of your death or Disability while you are employed, all of your Restricted Stock Units shall vest and be settled as soon as practicable after (but not later than sixty (60) days after) the date of such event.  If your death or Disability occurs following the termination of your employment and your Restricted Stock Units are then outstanding under the terms hereof, then all of your vested Restricted Stock Units plus any Restricted Stock Units that would have otherwise vested during any continued vesting period hereunder shall be settled as soon as practicable after (but not later than sixty (60) days after) the date of your death or Disability.

Termination Due to Disposition of Subsidiary
(1) If your employment is terminated (other than termination for cause, your voluntary termination) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or (2) if your employment is terminated (other than termination for cause, or your voluntary termination) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, the Restricted Stock Units shall vest and be settled in the same manner as for a "Termination other than for Cause" described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may, without your consent, either assume or continue PG&E Corporation's rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Restricted Stock Units subject to this Agreement.
If the Restricted Stock Units are neither assumed nor continued by the Acquiror or if the Acquiror does not provide a substantially equivalent award in substitution for the Restricted Stock Units, all of your unvested Restricted Stock Units shall automatically vest immediately preceding and contingent on, the Change in Control and be settled in accordance with the Normal Vesting Schedule, subject to the earlier settlement provisions of this Agreement.

Termination In Connection with a Change in Control
If you separate from service (other than termination for cause, your voluntary termination) in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Restricted Stock Units (including Restricted Stock Units that you would have otherwise forfeited after the end of the continued vesting period) shall automatically vest on the date of the Change in Control and will be settled in accordance with the Normal Vesting Schedule (without regard to the requirement that you be employed) subject to the earlier settlement provisions of this Agreement.  In the event of such a separation in connection with a Change in Control within two years following the Change in Control, your Restricted Stock Units (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this Award) shall automatically vest on the date of such separation and will be settled as soon as practicable after (but not later than sixty (60) days after) the date of such separation.  PG&E Corporation shall have the sole discretion to determine whether termination of your employment was made in connection with a Change in Control

Delay
PG&E Corporation shall delay the issuance of any shares of common stock to the extent it is necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain "key employees" of certain publicly-traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six (6) month period following the date of your "separation from service" under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of Restricted Stock Units will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Restricted Stock Units determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax ("Withholding Taxes").  If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed.  If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment.  See above under "Voluntary Termination."
Notwithstanding the foregoing, if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you shall be deemed to have had a "separation from service" for purposes of any Restricted Stock Units that are settled hereunder upon such separation.  To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six (6) month period in the prior sentence shall be twenty-nine (29) months.
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights
You shall not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent).

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation.  Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.